Guardant Health Reports Second Quarter 2019 Financial Results and Raises 2019 Revenue Guidance
Q2 2019 revenue increase of 178% over prior year period
REDWOOD CITY, Calif. August 6, 2019 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics, today reported financial results for the second quarter ended June 30, 2019.
Recent Highlights

•	Total revenue for the second quarter of 2019 was $54.0 million, a 178% increase over the second quarter of 2018

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Reported 11,875 tests to clinical customers and 5,285 tests to biopharmaceutical customers in the second quarter of 2019, representing increases of 77% and 112%, respectively, over the second quarter 2018

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Results presented at the American Society of Clinical Oncology (ASCO) Annual Meeting demonstrated LUNAR RUO assay’s ability to identify early-stage colorectal cancer patients with post-operative molecular residual disease who may benefit from adjuvant therapy. Guardant remains on track to release a CLIA-validated version of the LUNAR assay for prospective clinical trials by the end of 2019

•	Announced plans to enroll first patient in ECLIPSE, a prospective colorectal screening study, by fourth quarter 2019

•	Completed an underwritten public offering raising $349.7 million in net proceeds
“During the quarter, the Guardant team made significant progress across multiple areas of our business in support of our mission to expand unprecedented access to cancer’s molecular information throughout all stages of the disease,” said Helmy Eltoukhy, PhD, Chief Executive Officer. “We are especially encouraged by the strong adoption of Guardant360 and GuardantOMNI which we are seeing, even in the early phases of shifting the market to a blood-first paradigm for genomic testing.”
Second Quarter 2019 Financial Results
Guardant Health adopted a new revenue recognition standard (“ASC 606”) effective January 1, 2019, which primarily impacted the company’s recognition of revenue related to patient claims paid by third-party commercial and governmental payors. The company adopted ASC 606 using the modified retrospective method, which means that the total amount of revenue reported for the second quarter 2018 has not been restated in the current financial statements. Instead, the accumulated difference resulting from applying the new revenue standard to all contracts that were not completed as of adoption was recorded to accumulated deficit as of January 1, 2019.
Total revenue was $54.0 million for the three months ended June 30, 2019, a 178% increase from $19.4 million for the corresponding prior year period. Without the adoption of ASC 606, total revenue for the three months ended June 30, 2019 would have been $53.6 million, a 177% increase over the corresponding prior year period. Precision oncology revenue increased 136% driven by higher testing volume and increased revenue per test. There were 11,875 clinical tests and 5,285 biopharmaceutical tests performed during the second quarter of 2019. Development services revenue increased 664% primarily from new projects in 2019 related to companion diagnostic development and regulatory approval services for biopharmaceutical customers.
Gross profit, or total revenue less cost of precision oncology testing and cost of development services, was $37.1 million for the second quarter of 2019, an increase of $27.7 million from $9.4 million in the corresponding prior year period. Gross margin, or gross profit divided by total revenue, was 69% as compared to 49% in the corresponding prior year period.
Total operating expenses were $52.4 million for the second quarter of 2019, as compared to $32.1 million in the corresponding prior year period, an increase of 63%.
Net loss attributable to Guardant Health, Inc. common stockholders was $11.6 million in the second quarter of 2019 as compared to $21.6 million in the corresponding prior year period. Net loss per share attributable to Guardant Health, Inc. common stockholders was $0.13 in the second quarter of 2019, as compared to $1.75 in the corresponding prior year period.
Cash, cash equivalents and marketable securities were $822.9 million as of June 30, 2019.
2019 Financial Guidance
Guardant Health now expects full year 2019 total revenue to be in the range of $180 million to $190 million, representing 99% to 110% growth over the full year 2018. This compares to the company's previous full year 2019 total revenue guidance of $145 to $150 million.

Webcast and Conference Call Information
Guardant Health will host a conference call to discuss the second quarter 2019 financial results after market close on Tuesday, August 6, 2019 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone (866) 417-5537 for U.S. callers or (409) 217-8233 for international callers (Conference ID: 3666557). The webcast can be accessed at http://investors.guardanthealth.com.
About Guardant Health
Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics. The Guardant Health Oncology Platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has launched liquid biopsy-based Guardant360 and GuardantOMNI tests for advanced stage cancer patients. In 2018, the company also launched the LUNAR assay for research use only, which is being used for applications related to guiding neoadjuvant or adjuvant decision-making and recurrence monitoring. In parallel, Guardant Health is actively exploring the performance of the LUNAR assay in initial studies related to screening and early detection in asymptomatic individuals.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding Guardant Health’s expected financial results for the year ending December 31, 2019, which involve risks and uncertainties that could cause Guardant Health’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the caption “Risk Factors” in Guardant Health’s Annual Report on Form 10-K for the year ended December 31, 2018, and in its other reports filed by Guardant Health with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Guardant Health.
Investor Contact:
Lynn Lewis or Carrie Mendivil
investors@guardanthealth.com

Guardant Health, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenue:
Precision oncology testing	$42,064	$17,822	$70,901	$32,013
Development services	11,911	1,560	19,729	4,061
Total revenue	53,975	19,382	90,630	36,074
Costs and operating expenses:
Cost of precision oncology testing (1)	14,650	9,506	25,673	17,551
Cost of development services	2,183	453	4,695	1,661
Research and development expense (1)	19,532	11,554	35,848	19,809
Sales and marketing expense (1)	19,439	11,575	37,246	22,887
General and administrative expense (1)	13,439	8,997	26,100	15,516
Total costs and operating expenses	69,243	42,085	129,562	77,424
Loss from operations	(15,268)	(22,703)	(38,932)	(41,350)
Interest income	3,099	989	5,584	1,974
Interest expense	(287)	(317)	(580)	(648)
Other income (expense), net	(51)	395	96	4,544
Loss before provision for income taxes	(12,507)	(21,636)	(33,832)	(35,480)
Provision for (benefit from) income taxes	(1,207)	3	(1,181)	3
Net loss	(11,300)	(21,639)	(32,651)	(35,483)
Fair value adjustment of redeemable noncontrolling interest	(300)	—	(5,000)	—
Net loss attributable to Guardant Health, Inc. common stockholders	$(11,600)	$(21,639)	$(37,651)	$(35,483)
Net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	$(0.13)	$(1.75)	$(0.43)	$(2.92)
Weighted-average shares used in computing net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	89,036	12,388	87,494	12,155

(1)     Amounts include stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Cost of precision oncology testing	$126	$79	$296	$142
Research and development expense	1,428	214	2,638	418
Sales and marketing expense	646	259	1,472	633
General and administrative expense	1,015	628	1,991	1,264
Total stock-based compensation expenses	$3,215	$1,180	$6,397	$2,457

 Guardant Health, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$174,653	$140,544
Short-term marketable securities	370,974	278,417
Accounts receivable	40,363	35,690
Inventory	14,176	9,136
Prepaid expenses and other current assets	4,082	5,204
Total current assets	604,248	468,991
Long-term marketable securities	277,301	77,563
Property and equipment, net	34,811	31,003
Intangible assets	8,987	—
Goodwill	2,935	—
Capitalized license fees	7,313	7,800
Deferred tax assets	1,235	—
Other assets	3,159	2,046
Total Assets	$939,989	$587,403
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,700	$10,642
Accrued compensation	13,687	12,986
Accrued expenses	11,092	7,081
Capital lease, current	74	97
Deferred revenue	16,496	16,138
Total current liabilities	57,049	46,944
Capital lease, net of current portion	80	119
Deferred rent, net of current portion	10,912	7,844
Obligation related to royalty	7,136	7,338
Deferred tax liabilities	1,235	—
Other long-term liabilities	1,303	206
Total Liabilities	77,715	62,451
Redeemable noncontrolling interest	46,800	41,800
Stockholders’ equity:
Common stock, par value of $0.00001 per share; 350,000,000 shares authorized as of June 30, 2019 and December 31, 2018; 92,806,252 and 85,832,454 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	1,128,938	764,033
Accumulated other comprehensive loss	1,344	(83)
Accumulated deficit	(314,809)	(280,799)
Total Stockholders’ Equity	815,474	483,152
Total Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity	$939,989	$587,403

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